                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           U.S. ROBOTICS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           U.S. ROBOTICS CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           U.S. ROBOTICS CORPORATION
                        8100 NORTH MCCORMICK BOULEVARD
                          SKOKIE, ILLINOIS 60076-2999

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 5, 1997

TO THE STOCKHOLDERS OF U.S. ROBOTICS CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. ROBOTICS CORPORATION, a Delaware corporation (the "Company"), will be held at the Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois 60601, on March 5, 1997 at 9:30 A.M. Central Time, for the purpose of considering and acting upon the following matters:

    1. To elect two (2) directors to the Board of Directors of the Company, each to serve for a term of 3 years.

    2. To consider and act upon such other business as may properly come before the meeting.

  Stockholders of record as of the close of business on January 17, 1997 will be entitled to notice of and to vote at the meeting. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 8100 North McCormick Boulevard, Skokie, Illinois 60076 and at the offices of the Company's transfer agent, Harris Trust and Savings Bank, located at 311 W. Monroe Street, Chicago, IL 60606 and will be subject to inspection by any stockholder at any time during usual business hours. The list will also be available for inspection by any stockholder during the meeting. Stockholders are urged to execute and return the accompanying proxy card in the envelope enclosed, whether or not they expect to attend the meeting in person.

  The annual report of the Company for the fiscal year ended September 29, 1996 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          By order of the Board of Directors,

                                          George A. Vinyard
                                          Secretary

Skokie, Illinois
January 27, 1997

                                PROXY STATEMENT

                           U.S. ROBOTICS CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 5, 1997

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the stockholders of U.S. Robotics Corporation, a Delaware corporation (the "Company"), having its principal executive offices at 8100 North McCormick Boulevard, Skokie, Illinois 60076, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders to be held on March 5, 1997 and any adjournments thereof (the "Meeting"). The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to stockholders is January 27, 1997. As used herein, references to the "Company" include U.S. Robotics, Inc., the Company's predecessor, for periods prior to February 22, 1995. All shares and per share amounts for dates and periods prior to May 10, 1996 and September 8, 1995 have been adjusted to reflect the 2-for-1 stock splits effected in the form of a 100% stock dividend paid on each of those dates to stockholders of record on April 25, 1996 and August 25, 1995, respectively.

  A proxy is revocable at any time before it is voted, by a subsequently dated proxy, by written notification to the persons named therein as proxies which may be mailed or delivered to the Company at the above address, or by attendance at the Meeting and voting in person. All shares represented by effective proxies will be voted at the Meeting and any adjournments thereof.

  The Company has one class of stock outstanding, common stock, $.01 par value per share ("Common Stock"). On January 17, 1997, 89,003,656 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the Meeting. Stockholders of record as of the close of business on January 17, 1997, are entitled to notice of and to vote at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table shows with respect to each beneficial owner of more than 5% of the Company's Common Stock, each of the directors and nominees for director of the Company, each of the named executive officers and all directors and executive officers of the Company as a group: (i) the total number of shares of Common Stock beneficially owned as of January 17, 1997 and
(ii) the percent of the Common Stock so owned as of that date. Unless otherwise indicated below, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them:

                                                       AMOUNT AND
   NAME OF                                             NATURE OF
 BENEFICIAL                                            BENEFICIAL       PERCENT
    OWNER                                              OWNERSHIP        OF CLASS
 ----------                                            ----------       --------
Casey Cowell.......................................... 1,819,154(1)       2.0
John McCartney........................................ 1,443,570(1)       1.6
Jonathan N. Zakin.....................................   970,338(1)(2)    1.1
Ross W. Manire........................................   657,697(1)        *
Michael Seedman.......................................   114,669(1)        *
James E. Cowie........................................    20,000(1)        *
Terence M. Graunke....................................    21,895(1)        *
Peter I. Mason........................................    69,328(1)        *
Paul G. Yovovich......................................   102,800(1)        *
All directors and executive officers as a group (15
 persons)............................................. 5,370,501(1)(2)    5.8

--------
* Less than 1.0%

(1) Includes options to acquire shares, exercisable within 60 days, as follows: Mr. Cowell 440,000, Mr. McCartney 1,105,266, Mr. Zakin 949,548, Mr. Manire 657,693, Mr. Seedman 114,669, Mr. Cowie 20,000, Mr. Graunke 20,000, Mr. Mason 40,000, Mr. Yovovich 90,000, and certain executive officers not named above, 150,000.

(2) Excludes currently exercisable options to purchase 93,016 shares held in an irrevocable trust for Mr. Zakin's adult children, as to which he disclaims beneficial interest.

SECTION 16(a) BENEFICIAL OWNER REPORTING COMPLIANCE

  The Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock are required to file with the Securities and Exchange Commission ("SEC") reports disclosing their initial and subsequent changes in ownership of Company Common Stock. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers during such year, with the exception of two reports which were filed late by Spencer Kirk when he was Vice President and General Manager of the Company's Mobile Communications subsidiary. Mr. Kirk was late in reporting two gifts and five sales of securities owned by him in October and November 1995. In making these disclosures, the Company has relied solely on written representations of its directors and officers and copies of the reports they have filed with the SEC.

                             ELECTION OF DIRECTORS
                (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

  The By-laws of the Company provide that the number of directors of the Company shall be not less than three nor more than 25 and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at seven. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes elected to hold office for terms of three years or until their successors are elected and qualified. Of those persons identified below as nominees for election, Messrs. Cowie and Zakin are currently serving terms expiring in 1997 and have been nominated for election to full three year terms ending in 2000. Also listed below are the remaining directors of the Company whose terms expire in 1998 and 1999, as indicated.

  It is intended, in the absence of contrary specifications, that votes will be cast pursuant to the enclosed form of proxy for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will vote for the balance of those named and for a substitute nominee or nominees. However, officials of the Company now know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

                                            POSITIONS WITH COMPANY, BUSINESS
 NAME                               AGE     EXPERIENCE, AND OTHER POSITIONS
 ----                               --- ---------------------------------------
 A. NOMINEES FOR ELECTION:
 Jonathan N. Zakin................   47 Mr. Zakin joined the Company as Vice
                                        President, Sales in 1987. He served as
                                        the Company's Executive Vice President,
                                        Sales and Marketing from 1989 until
                                        April 1995, when he was named Executive
                                        Vice President, Business Strategy and
                                        Corporate Development. Mr. Zakin has
                                        been a director since 1988.
 James E. Cowie...................   42 Mr. Cowie has served as a director of
                                        the Company since March 1994. Mr. Cowie
                                        has been a General Partner of Frontenac
                                        Company, a Chicago-based private equity
                                        investment firm, since 1989. Mr. Cowie
                                        is also a director of PLATINUM
                                        technology, inc., and US Servis, Inc.
 B. TERMS EXPIRING IN 1998:
 John McCartney...................   44 Mr. McCartney has been an officer of
                                        the Company since 1984 and a director
                                        since 1985. Effective January 1997, he
                                        was named President. In January 1996,
                                        Mr. McCartney was designated Chief
                                        Operating Officer. He held the position
                                        of Executive Vice President from 1988
                                        until January 1997 and Vice President
                                        from 1984 until 1988. He served as the
                                        Company's Chief Financial Officer from
                                        1984 to 1992 and as Secretary from 1989
                                        to 1992.
 Peter I. Mason...................   44 Mr. Mason has served as a director of
                                        the Company since 1983. He is a
                                        founding partner of the Chicago law
                                        firm of Freeborn & Peters, and served
                                        as Chairman of its Operating Committee
                                        from 1989 to 1996. Freeborn & Peters
                                        has provided legal services to the
                                        Company since 1983. He currently is a
                                        director of May and Speh, Inc. and
                                        Eagle River Interactive, Inc., as well
                                        as several privately held companies.

                                            POSITIONS WITH COMPANY, BUSINESS
 NAME                               AGE     EXPERIENCE, AND OTHER POSITIONS
 ----                               --- ---------------------------------------
 C. TERMS EXPIRING IN 1999:
 Casey Cowell.....................   44 Mr. Cowell, a founder of the Company,
                                        has served as Chairman of the Board,
                                        Chief Executive Officer and a director
                                        of the Company since 1983. In addition,
                                        he served as President from 1983 to
                                        1997. Mr. Cowell also serves as a
                                        director of Eagle River Interactive,
                                        Inc. and Northwestern Memorial Corp.,
                                        parent company of Northwestern Memorial
                                        Hospital.
 Terence M. Graunke...............   38 Mr. Graunke has served as a director of
                                        the Company since March 1996. He has
                                        served as President and Chief Executive
                                        Officer of Eagle River Interactive,
                                        Inc., an interactive news media and
                                        services company, since May 1994. He
                                        was Chairman and Chief Executive
                                        Officer of Rapp Collins Communications,
                                        an advertising agency owned by the
                                        Omnicom Group, Inc., from January 1993
                                        to May 1994. From December 1989 to
                                        December 1992, he served as President
                                        and Chief Executive Officer of U.S.
                                        Communications, a marketing agency.
 Paul G. Yovovich.................   43 Mr. Yovovich has served as a director
                                        of the Company since 1991. He served as
                                        President of Advance Ross Corporation,
                                        an international financial services
                                        company, from 1993 until May 1996. Mr.
                                        Yovovich served in several executive
                                        positions with Centel Corporation, from
                                        1982 to 1992, where his last position
                                        was that of president of its Central
                                        Telephone Company subsidiary.
                                        Additionally, Mr. Yovovich serves as a
                                        director of Comarco, Inc., Illinois
                                        Superconductor Corporation, and APAC
                                        TeleServices, Inc., and is a certified
                                        public accountant.

MEETINGS OF THE BOARD OF DIRECTORS, BOARD COMMITTEES AND COMMITTEE COMPOSITION

  The Board of Directors maintains an Executive Committee, an Audit Committee, and a Stock Option and Compensation Committee.

  The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board, except as provided by the By-laws or limited by the provisions of the Delaware General Corporation Law. The Executive Committee is currently composed of Messrs. Cowell, McCartney and Zakin.

  The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants for the following year and reviews the scope of the audit, the independent auditor's report, and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee is currently composed of Messrs. Mason and Yovovich. During fiscal 1996, the Audit Committee met four times.

  The Stock Option and Compensation Committee administers the Company's stock option plans and determines the salaries and other compensation for the most highly paid Company officers. The Stock Option and Compensation Committee is currently composed of Messrs. Cowie and Yovovich. During fiscal 1996, this committee met six times.

  The Company has no nominating committee. The nominating function is performed by the Executive Committee, which has not established any policy or procedure for considering nominees recommended by stockholders.

  During fiscal 1996, the Board of Directors met five times. All members of the Board of Directors attended at least 75% of the Board meetings and of their respective committee meetings held during the period.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Stock Option and Compensation Committee of the Board of Directors (the "Committee") determines the compensation for the Company's Chief Executive Officer and its other executive officers. To ensure that the Company's executive compensation program is administered in an objective manner, the Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for all of the Company's most highly compensated executive officers, the Committee determines the nature, timing and amount of awards and grants under all of the Company's stock option plans and makes recommendations as to the administration of other compensation plans and programs of the Company, as they relate to executive officers.

  This report is intended to clearly describe the philosophy that underlies the cash and equity-based components of the Company's executive compensation program. It also describes the details of each element of the program, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its executive officers in general.

  Compensation of Executive Officers Generally

  The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a principal view to enhancing stockholder value.

  Generally, the Company's executive compensation program makes a very significant portion of each executive's cash compensation contingent upon growth and improvement in the Company's results of operations, with the potential to earn exceptional rewards for exceptional performance. More specifically, the program is designed to provide compensation for meeting and exceeding internal goals for earnings per share and to provide incentives to increase the market value of the Company's Common Stock. The program is also designed to attract and retain talented executives who are essential to the Company's long-term success within a highly competitive industry that demands unique talents, skills and capabilities.

  Compensation criteria are evaluated annually to ensure they are appropriate and consistent with the business objectives which are important in meeting the Company's earnings per share, operating profits and revenue goals and in enhancing stockholder value. The Company's executive compensation policies and programs are intended to: (i) provide rewards contingent upon Company and individual performance; (ii) link executive compensation to sustainable increases in and the preservation of stockholder value; (iii) promote teamwork among executives and other Company employees; (iv) effect retention of a strong management team; and (v) encourage personal and professional development and growth.

  Components of Compensation

  The primary components of the Company's executive compensation program are salary, performance bonuses and stock options which become exercisable over time.

  Salary. The Committee reviews the salary of each of the most highly compensated executive officers annually. Objective and subjective performance goals are set each year for each such executive officer. These goals vary depending upon the specific position or role of the executive within the Company. The Committee's review takes into consideration both the Company's performance with respect to earnings per share, operating profits and revenue, and also the duties and performance of each executive. The Committee also considers provisions relating to salary set forth in employment agreements with certain of the Company's executive officers. In making salary recommendations or decisions, the Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing base salaries of executives. The salary changes for executive officers of the Company for fiscal 1996 were responsive to significant growth and improvements in performance at every level of the Company, in earnings per share, operating profits and revenue, and to the achievement of other individual performance objectives.

  Performance Bonuses. Under the Company's Senior Executive Performance Bonus Plan (the "Plan"), as adopted and implemented for fiscal 1996, certain employees of the Company who perform significant management and decision-making functions were eligible to receive a performance bonus. At the beginning of the fiscal year, the Committee set quarterly and annual earnings per share targets for the fiscal year. These targets were confirmed in March 1996 following stockholder approval of the Plan. In addition, the Committee determined which employees were "Eligible Participants" ("Plan Participants") for the 1996 fiscal year and the level of each Plan Participant's participation based upon the compensation category into which such person was placed by the Committee as provided in the Plan. The Plan Participants were eligible to receive quarterly and annual bonuses based upon the Company achieving and surpassing the earnings per share targets set by the Committee at the beginning of the year.

  The earnings per share targets consisted of a threshold earnings per share target ("Threshold Target") and a base case earnings per share target (the "Base Target"). Subject to the Committee's discretion to eliminate, reduce or defer bonus payments under certain circumstances, Plan Participants were eligible to receive a pre-determined bonus if the Company attained the Threshold Target. No bonus would be paid under the Plan if earnings per share fell short of the Threshold Target. To the extent that the earnings per share exceeded the Threshold Target, the potential bonus amounts increased in direct proportion (based upon a pre-established formula) to the increase in earnings per share until the Base Target was met. If the Base Target was met, an additional pre-determined sum was potentially payable to each Plan Participant. To the extent that the Company's earnings per share exceeded the Base Target, Plan Participants were eligible to receive additional bonus amounts in direct proportion (based upon a pre-established formula) to the amounts by which earnings per share exceeded the Base Target. This latter amount was designated the "Special Incentive Bonus." In computing the bonus amounts payable, the Committee was empowered to make adjustments to earnings per share for any period to eliminate the effects of non-recurring gains or charges, changes in capitalization or other items which, in the Committee's judgment, rendered reliance on reported earnings figures inconsistent with the purposes of the Senior Executive Performance Bonus Plan.

  For fiscal 1996, the Company's quarterly and annual earnings per share (after excluding non-recurring charges) substantially exceeded the Base Target with the result that the Eligible Participants earned substantial Special Incentive Bonuses in addition to the Bonuses payable with respect to achievement of the Threshold and Base Targets. In accordance with the terms of the Plan, the Committee determined to pay less than the full amount of the Special Incentive Bonuses payable pursuant to the Plan for fiscal 1996. The Committee reserved the right, however, to consider at a later time whether to pay any additional amounts otherwise payable with respect to fiscal 1996 during fiscal 1997.

  Stock Options. The Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with those of the Company's stockholders on a long-term basis. In addition, the Committee recognizes that the Company conducts its business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives, managers, and research and development personnel who possess demonstrated skills and experience. The Company believes that stock options have given and continue to give the Company a significant advantage in attracting and retaining such employees. For these reasons, the Company adopted the Executive Officers and Directors Stock

Option Plan (the "Executive Plan") as a stock-based incentive program primarily for its executive officers and directors. The Committee believes the Executive Plan is an important feature of the Company's executive compensation package. Under the Executive Plan, the Committee may grant options to executive officers who are expected to contribute materially to the Company's future success. In determining the size of stock option grants, the Committee focuses primarily on the Company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives. Stock options granted to executive officers generally become exercisable in equal annual installments over a five-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The value of the stock options is directly tied to the value of a share of the Company's Common Stock.

  The Committee intends to continue using stock options as the primary long-term incentive for the Company's executive officers. Because they generally provide rewards to executives only to the extent the Company's stock price increases after the options are granted and to the extent the executives remain committed to the Company until the options become exercisable, the Committee feels that stock options granted under the Executive Plan are an appropriate means to provide executives with incentives that closely align their interests with those of stockholders and thereby encourage them to promote the ongoing success of the Company.

  Compensation of the Chief Executive Officer

  Mr. Cowell currently serves as Chief Executive Officer and Chairman of the Board of the Company, and served as President until January 1997. Mr. Cowell was compensated during the 1996 fiscal year utilizing the same general philosophy and criteria used for other executive officers as described above, including (i) the Company's achievement of earnings per share, operating profits and revenue goals, (ii) the growth and expansion of the Company, both domestically and internationally, (iii) setting the strategic direction and vision for the Company, and (iv) increasing the productivity of the Company and other subjective criteria. Mr. Cowell received a salary for the 1996 fiscal year of $520,000 pursuant to his employment agreement with the Company and he received bonuses under the Senior Executive Performance Bonus Plan for the 1996 fiscal year totaling $2,910,000, which represented approximately 28% of the aggregate bonuses paid under the Senior Executive Bonus Plan. During the 1996 fiscal year, Mr. Cowell was also granted options to purchase 500,000 shares of the Company's Common Stock under the Executive Plan.

  The Committee believes that Mr. Cowell exceeded his individual performance objectives for the 1996 fiscal year, as reflected by the Company's outstanding overall performance. The Company's net sales increased to $1,977.5 million for the 1996 fiscal year from $889.3 million in the prior year while net earnings increased to $224.0 million from $89.2 million and net earnings per share increased to $2.36 from $1.05, excluding in each case the effect of non-recurring merger-related charges incurred in connection with the acquisitions of Scorpio Communications Ltd. in September 1996 and Megahertz Corporation in February 1995. The Committee believes that Mr. Cowell's total compensation for the 1996 fiscal year fairly and sufficiently rewarded him for such performance. Further, the Committee believes that the Company's executive compensation program is well designed to reward Mr. Cowell appropriately and to retain his services as a key employee.

  Tax Considerations

  The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which, except in the case of "performance-based compensation" and certain other types of compensation, limits to $1,000,000 the amount of the Corporation's federal income tax deduction for compensation paid to each of the chief executive officer and the other four most highly paid officers. At the Annual Meeting of Stockholders in March 1996, the stockholders approved the Company's Senior Executive Performance Bonus Plan, which was designed in accordance with Section 162(m) to assure that bonus compensation paid thereunder would be fully deductible for federal income tax purposes. The Committee intends to continue to administer this Plan in a manner calculated primarily to meet the purposes and objectives of the Company's executive compensation program as described above, while also maximizing the Company's federal income tax deductions as permitted by Section 162 (m). Notwithstanding the foregoing, the Committee believes that the Company's current compensation arrangements, which are primarily based on performance measures expected to be reflected in increasing stockholder value over time, are appropriate and in the best interests of the Company and its stockholders, without regard to tax considerations. Thus, in the event of changes in the tax laws or their interpretation or other circumstances which might render some portion of the executive compensation paid by the Company non-deductible for federal tax purposes, the Committee would not anticipate making significant changes in the basic philosophy and practices reflected in the Company's executive compensation program described above.

  The Committee believes the wisdom of the Company's compensation philosophy has been reflected in the Company's performance over the years since its stock has been publicly traded.

  The foregoing report has been approved by all of the members of the Committee.

                                          The Stock Option and Compensation
                                           Committee

                                                   James E. Cowie
                                                   Paul G. Yovovich

STOCK PERFORMANCE GRAPH

  The graph below compares the annual percentage changes in the Company's cumulative total stockholder return from October 11, 1991 (the date of the initial public offering of the Company's predecessor, U.S. Robotics, Inc.) through September 29, 1996 (the end of the Company's 1996 fiscal year) with the cumulative total return of the S&P 500 Composite Index, the NASDAQ-U.S. Index and the NASDAQ Computer Manufacturers Index for the same periods. This graph assumed the investment of $100 in the Company's Common Stock, the S&P Composite 500 Index, the NASDAQ-U.S. Index and the NASDAQ Computer Manufacturers Index on October 11, 1991 and the reinvestment of all dividends.





                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG USRX, S&P 500 INDEX, NASDAQ AND COMPUTER MFG


Measurement Period                     S&P
(Fiscal Year Covered)       USRX      500 INDEX    NASDAQ      Computer Mfg
---------------------       ----      ---------    ------      ------------
Measurement Pt-
10/11/91                    $100      $100         $100        $100
FYE 10/2/92                 $119      $108         $112        $109
FYE 10/1/93                 $269      $121         $149        $117
FYE 10/2/94                 $258      $121         $150        $132
FYE 10/1/95                 $1312     $153         $208        $234
FYE 9/29/96                 $2131     $180         $247        $309


SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation paid and payable by the Company for services rendered during the last three fiscal years to its Chief Executive Officer and its four other most highly compensated executive officers:

         SUMMARY COMPENSATION TABLE AND LONG-TERM COMPENSATION AWARDS

                                                                  LONG TERM
                                      ANNUAL COMPENSATION        COMPENSATION
                                -------------------------------- ------------
                                                                  SECURITIES
                                                                  UNDERLYING
                                                                   OPTIONS     ALL OTHER
        NAME AND         FISCAL                     OTHER ANNUAL    (# OF     COMPENSATION
   PRINCIPAL POSITION     YEAR   SALARY    BONUS    COMPENSATION   SHARES)        (1)
   ------------------    ------ -------- ---------- ------------ ------------ ------------
Casey Cowell............  1996  $520,000 $2,910,000      --        500,000      $17,462
 Chairman and Chief       1995   450,000  2,349,000      --        300,000       16,620
 Executive Officer        1994   400,000  1,055,965      --        600,000       10,355
John McCartney..........  1996   387,250  1,858,000      --        333,332       16,800
 President and Chief      1995   330,000  1,409,400      --        200,000       15,920
 Operating Officer        1994   300,000    791,974      --        399,000       10,355
Jonathan N. Zakin.......  1996   343,000  1,455,000      --        250,000       17,473
 Executive Vice           1995   330,000  1,409,400      --        200,000       16,620
 President                1994   300,000    791,974      --        399,000       10,370
Ross W. Manire..........  1996   343,000  1,455,000      --        250,000       10,325
 Senior Vice President    1995   275,000  1,174,500      --        200,000        9,420
 and General Manager,     1994   195,000    284,299      --        225,000        3,401
 Network Systems
Michael Seedman.........  1996   286,000  1,164,000      --        200,000        8,957
 Vice President and       1995   250,000    469,800   $105,405     200,000        8,020
 General Manager,         1994   207,692    116,588      --        770,000        3,200
 Personal Communications
 (2)

--------

(1) Represents amounts paid by the Company during fiscal 1996 for (i) long-term and short-term disability insurance premiums as follows: Mr. Cowell $7,207, Mr. McCartney $6,545, Mr. Zakin $7,203, Mr. Manire $5,205 and Mr. Seedman $3,837, (ii) life insurance premiums for which the Company is not the beneficiary as follows: Messrs. Cowell and McCartney $5,135 each and Mr. Zakin $5,150, and (iii) 401(k) employer contributions of $5,120 for each of the above-named executive officers.

(2) Mr. Seedman joined the Company in fiscal 1994. The other annual compensation paid in 1995 principally represents amounts paid by the Company in connection with Mr. Seedman's relocation.

OPTION GRANTS

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended September 29, 1996 to each of the above-named executive officers.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                    PERCENTAGE
                                     OF TOTAL                          POTENTIAL REALIZABLE VALUE
                         NUMBER OF   OPTIONS                             AT ASSUMED ANNUAL RATES
                         SECURITIES GRANTED TO                OPTION   OF STOCK PRICE APPRECIATION
                         UNDERLYING EMPLOYEES    EXERCISE      TERM        FOR OPTION TERM(2)
                          OPTIONS   IN FISCAL     PRICE     EXPIRATION ----------------------------
 NAME                    GRANTED(1)    YEAR    PER SHARE(1)    DATE         5%            10%
 ----                    ---------- ---------- ------------ ---------- ------------- --------------
Casey Cowell............  500,000      10.2      $ 39.625    10/11/05   $ 12,459,975  $ 31,576,022
John McCartney..........  250,000       5.1        39.625    10/11/05      6,229,987    15,788,011
                           83,332       1.7        42.625    01/03/06      2,233,850     5,661,015
Jonathan N. Zakin.......  250,000       5.1        39.625    10/11/05      6,229,987    15,788,011
Ross W. Manire..........  250,000       5.1        39.625    10/11/05      6,229,987    15,788,011
Michael Seedman.........  200,000       4.1        39.625    10/11/05      4,983,990    12,630,409

--------
(1) Non-qualified options granted on October 11, 1995 and January 3, 1996, at the fair market value on the date of grant, $39.625 and $42.625 respectively, which become exercisable in equal annual installments on the first five anniversaries of the date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Company's Common Stock and the date on which the options are exercised. The amounts represented in this table may not necessarily be achieved.

OPTION EXERCISES AND YEAR-END VALUE

  The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended September 29, 1996 by each of the above-named executive officers and the number and value of unexercised options held by each of the above-named executive officers on September 29, 1996.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES
                         NUMBER OF              UNDERLYING UNEXERCISED
                          SHARES                OPTIONS AT FISCAL YEAR   VALUE OF UNEXERCISED IN-THE-MONEY
                         ACQUIRED                         END              OPTIONS AT FISCAL YEAR END(2)
                            ON        VALUE    ------------------------- ----------------------------------
    NAME                 EXERCISE  REALIZED(1) EXERCISABLE UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
    ----                 --------- ----------- ----------- ------------- ---------------- -----------------
Casey Cowell............  784,472  $30,521,657       --      1,420,000                --        $72,832,500
John McCartney..........  332,064   19,883,423   812,400       945,532        $53,897,200        48,232,564
Jonathan N. Zakin.......  265,000   17,276,477   916,364       862,200         60,447,094        46,013,850
Ross W. Manire..........   80,000    5,171,600   470,422       684,542         30,556,349        34,695,029
Michael Seedman.........  200,000    9,844,375    40,669       693,667          2,480,809        36,051,187

--------
(1) Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price. All options exercised and all options outstanding at fiscal year end were non-qualified so that the value realized or realizable upon exercise was or would be subject to taxation as ordinary income.
(2) The stock price at the close of business on September 29, 1996 was $69.25 per share.

EMPLOYMENT AGREEMENTS

  The Company entered into a three-year employment agreement with each of Messrs. Cowell, McCartney and Zakin effective January 1, 1997. These employment agreements provide for minimum annual base salaries of $950,000, $500,000, and $400,000, respectively. These salary amounts are subject to review by the Stock Option and Compensation Committee of the Board of Directors and may be increased on an annual basis at the beginning of each fiscal year. The term of each of these agreements is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from either the Company or the executive. Each of the foregoing employment agreements contemplates participation by the executive in the Company's Senior Executive Performance Bonus Plan or a comparable bonus arrangement. Each agreement also provides for severance compensation payable as a lump sum in an amount equal to three times such executive's annual base salary, plus the total of the executive's bonus compensation for each of the preceding three years (less the amount of bonuses paid in the year of termination), if termination occurs for any reason, including a "Change in Control" of the Company, as defined in such agreements, other than for cause, death, disability, impaired health or resignation for other than "Good Reason", as defined in such agreements. Such severance compensation is limited to an amount that is less than the maximum amount that the officer could receive without it being deemed an "excess parachute payment" under Section 280G of the Internal Revenue Code.

  Also effective on January 1, 1997, the Company entered into a two-year employment agreement with each of Messrs. Manire and Seedman. Each of these employment agreements provides for a minimum annual base salary of $375,000. These base salary amounts are subject to review by the Stock Option and Compensation Committee and may be increased on an annual basis at the beginning of each fiscal year. These Agreements contain provisions for automatic renewals for successive one-year terms following the initial term, absent notice of non-renewal from either the Company or the executive. Each agreement also provides for severance compensation in an amount equal to the sum of the executive's current salary and bonus for the prior year in the event of termination for any reason following a Change in Control.

  As defined in the foregoing agreements, a "Change in Control" means: (i) the acquisition by any person or entity (other than certain entities affiliated with the Company) of 25% or more of the combined voting power of the Company's then outstanding securities ordinarily entitled to vote for the election of directors; (ii) during any two consecutive years, the composition of the Board of Directors changes such that a majority consists of persons who are not either directors who were in office at the beginning of such period or whose nominations were approved by two-thirds of the directors who were either in office at the beginning or were so nominated; (iii) certain mergers or consolidations in which the voting securities of the Company remaining outstanding or the voting securities into which such securities are converted represent less than 50% of the outstanding voting securities of the surviving entity or (iv) a complete liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company, other than such a sale or disposition to a person or persons who beneficially own at least 50% of the combined voting power of the outstanding securities of the Company at the time of such sale. Agreements such as the foregoing, which provide severance compensation contingent upon changes in control, could discourage possible takeovers of the Company since they would tend to increase the cost of such acquisitions to potential acquirors.

DIRECTORS' COMPENSATION

  Messrs. Cowie, Graunke and Yovovich each receive directors' fees of $10,000 per annum plus $750 for each Board or standing committee meeting attended. Mr. Mason will also receive a director's fee of $10,000 per annum plus $750 for each Board or standing committee meeting attended commencing with the March 5, 1997 Board meeting. Previously, Mr. Mason received no direct compensation for his services as a Director, but his law firm billed the Company for the time he spent attending Board and Committee meetings at his standard hourly rates (estimated to total approximately
$14,000 for fiscal 1996). Directors who are not employees are also eligible to receive stock options under the Executive Plan. Under the Executive Plan, each newly elected or appointed non-employee member of the Board shall receive an option to purchase 15,000 shares and each continuing non-employee member of the Board shall receive an additional option to purchase 15,000 shares at the fair market value on date of grant every three years on the anniversary date of the initial grant. No directors were granted options during fiscal 1996.

                              CERTAIN TRANSACTIONS

  Peter I. Mason, a director of the Company, is a partner at the law firm of Freeborn & Peters. Since 1983, Freeborn & Peters has performed legal services for the Company and is expected to continue to do so during 1997.

  When appropriate in the ordinary course of business, the Company arranges charter air transportation through Richmor Aviation, Inc. ("Richmor"), an unaffiliated aircraft management firm. Richmor provides contract management, maintenance and operating services with respect to private aircraft owned by Business Research Group, Inc. ("BRG") and other Richmor customers. Mr. Cowell is the sole owner of BRG, which receives compensation for Richmor's use of the BRG aircraft in providing charter service to the Company and others. Richmor charges the Company for air transportation services at rates that are more favorable to the Company than those charged to other third parties who charter the BRG aircraft. Amounts charged to the Company by Richmor for air transportation utilizing the BRG aircraft during fiscal 1996 and the first quarter of fiscal 1997 were approximately $325,480 and $144,920 respectively.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of stockholders, the proposal must be received by the Company no later than September 29, 1997 and must otherwise comply with SEC requirements.

                               VOTING PROCEDURES

  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Grant Thornton LLP, the Company's independent public accountants, has audited the Company's financial statements for the fiscal year ended September 29, 1996. The Company expects representatives of Grant Thornton LLP to be present at the meeting and to be available to respond to appropriate questions from stockholders. The Grant Thornton LLP representatives will be given an opportunity to make a statement if they desire.

                                 OTHER MATTERS

  The Company knows of no matters, other than those referred to herein which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                           EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                                          By order of the Board of Directors,

                                          George A. Vinyard
                                          Secretary

Skokie, Illinois
January 27, 1997

                                                                          PROXY
                           U.S. ROBOTICS CORPORATION
                        8100 North McCormick Boulevard
                            Skokie, Illinois 60076

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Casey Cowell, Mark Remissong and George A. Vinyard as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of U.S. Robotics Corporation (the "Company") held of record by the undersigned on Friday, January 17, 1997, at the annual meeting of stockholders to be held on Wednesday, March 5, 1997, or any adjournment thereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

1.   Election of Directors:                              For  Withhold   For All
     Nominees:  Jonathan N. Zakin and James E. Cowie.    All    All      Except
     (INSTRUCTION:  to withhold authority to vote        [_]    [_]       [_]
     for any individual nominee, write such name or names in the space provided below.)

     -------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.



     I plan to attend the Annual Meeting                 [_]

     To change your address, please mark this box
     and correct below.                                  [_]

     --------------------------------------------

     --------------------------------------------



          Dated:                           , 1997
                ---------------------------

     Signature
              -----------------------------------

     --------------------------------------------
     Please sign exactly as name appears on the reverse side. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other duly authorized officer.
     If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE